Exhibit 16.1

September 12, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the section titled “Change in Independent Registered Public Accounting Firm” in the Form S-1 of Caris Life Sciences, Inc. and are in agreement with the statements contained in the first two sentences of the first paragraph, and in the second through fourth paragraphs of that section. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP